Exhibit 16.1

May 27, 2015

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have read the statements of Akoustis Technologies, Inc., formerly known as Danlax Corp. pertaining to our firm included under Item 4.01 of Form 8-K dated May 22, 2015 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ KLJ & Associates, LLP